Exhibit 99.1

Contacts:    Wendy Williams/Liza Heapes
             Schwartz Communications
             (781) 684-0770
             bsd@schwartz-pr.com

            NEW BSD MEDICAL SYSTEM JOINS ARSENAL OF CANCER TREATMENT
                    WEAPONS AT FAMED ERLANGEN MEDICAL CENTER

     World-Renowned University's Leaders in Cancer Therapy Choose BSD-500 to
        Complement BSD-2000 Technology for Use at Erlangen Medical School

SALT LAKE CITY, April 20, 2005--BSD Medical Corp. (OTCBB:BSDM) today announced that the University Medical School of Erlangen, Germany has purchased and deployed a new BSD-500 to complement a BSD-2000 already in use. The new system completes the well-known medical school's suite of cancer treatment systems by BSD Medical. Dr. Rolf Sauer, a recognized leader in the use of focused electromagnetic energy to treat cancer using precisely targeted heat, chose the BSD-500 for the treatment of patients suffering from breast, prostate, esophagus and head and neck cancers.

Erlangen's Medical school has drawn considerable interest through its advances in therapy provided by the BSD-2000 on the international stage, even being noted by the renowned German newspaper Das Handelsblatt. One area of particular interest is the center's success in sparing bladder cancer patients from the life-debilitating handicap of bladder removal. Using combined chemotherapy and treatments with the BSD-2000, doctors at Erlangen Radiotherapy Center have developed a method with which they can conserve the organ while at many other clinics the cancerous bladder is radically removed. Erlangen urologists remove the tumor through the urethra with a probe. The remaining cancer cells are treated, with an 80 percent success rate.

The addition of the BSD-500 gives Erlangen another powerful new tool for treating tumors. The BSD-500 is capable of treating superficial cancers and those that are approached through interstitial therapy. The BSD-500 is compact, portable and touch screen controlled, with both treatment planning software and treatment monitoring software conveniently provided in the same system.

ABOUT BSD MEDICAL
BSD Medical Corporation is a leading developer of systems that employ focused microwave/radiofrequency energy to treat diseases and other medical conditions, including cancer, by creating precisely elevated temperatures within the diseased site, as required by a number of medical therapies. For more information about BSD Medical Corp., its products and therapies, visit http://www.bsdmc.com.

Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including the prospects for success of developing cancer therapies, are subject to risks and uncertainties, some of which are detailed in part in the Company's filings with the Securities and Exchange Commission.